FOR IMMEDIATE RELEASE

LCC Contact:
Nancy Feeney
Area Vice President, Marketing Communications
and External Relations
nancy_feeney@lcc.com
+1 703.873.2077

LCC International Awarded 2008 Contract Extension from Saudi Telecom

MCLEAN, Va., Jun 16, 2008 (BUSINESS WIRE) — LCC International, Inc. (NASDAQ:LCCI), a global leader in wireless voice and data turn-key services, today announced that it has been awarded a contract extension to its Master Purchase Agreement (MPA) from Saudi Telecom (STC) for network consulting and engineering services for all of the STC networks (fixed, 2G/3G mobile, Data) and value added services. LCC has already received more than $30 million in service orders for this year. LCC has been delivering network consulting services for STC since 2004 and currently has over 250 engineers and technicians engaged in supporting the fixed and mobile network domains. This new agreement expands LCC’s role in support of STC’s ambitious Next Generation Network in which STC will introduce a host of new services to its customers.

STC is the largest and one of the fastest growing mobile operators within the Middle-Eastern region. Since early 2004, LCC has provided STC with engineering consulting services in support of its 3G / 2G wireless networks in an effort to deliver advanced wireless services to address the regions ever-growing wireless appetite.

“We are very pleased that we have again been chosen by STC to provide engineering and network consulting services in support of its networks,” said Arnaldo Palamidessi, LCC Vice President of Business Development, EMEA. “This agreement reflects our commitment to STC, and to this region, to deliver the engineering talent and best in class service that is required to maximize the delivery of an advanced network.”

About Saudi Telecom Co.

Saudi Telecom Co., also known as STC, is Saudi Arabia’s pioneer telecommunications services provider, after the Saudi Ministry of PTT. Established in 1998 as a new joint stock company, it provides both business and residential fixed line telephone, mobile and paging, and Internet and data services. For more information on STC, (headquarters in Riyadh, Saudi Arabia), visit www.stc.com.sa.

About LCC International, Inc.

LCC International (NASDAQ: LCCI) is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. Our service offering includes network services, business consulting, tools-based solutions, and training through our world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. We bring local knowledge and global capabilities to our customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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